Exhibit 5.2

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603	BEIJING BRUSSELS CHICAGO	LOS ANGELES NEW YORK SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

September 11, 2008

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia  23230

Re:     Genworth Global Funding Trust 2008-48 Genworth DirectNotessm

Ladies and Gentlemen:

We have acted as special counsel to Genworth Life and Annuity Insurance Company, a stock life insurance company operating under a charter granted by the Commonwealth of Virginia (“GLAIC”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by GLAIC of a Registration Statement on Form S-3 (File No. 333-128718) on September 30, 2005, as amended by Amendment No. 1 filed with the Commission on December 8, 2005 (including the documents incorporated by reference therein, the “Registration Statement”), including (i) a prospectus (including the documents incorporated by reference therein, the “Prospectus”) relating to secured medium-term notes to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement to the Prospectus, (ii) a prospectus supplement to the Prospectus, relating to secured medium-term notes to be issued from time to time by the trusts primarily to institutional investors (the “Institutional Prospectus Supplement”) and (iii) a prospectus supplement to the Prospectus, relating to Genworth DirectNotesSM to be issued from time to time by the trusts primarily to retail investors (the “Retail Prospectus Supplement”).  The Registration Statement was declared effective by the Commission on December 9, 2005.

The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts, with each trust to issue its notes pursuant to an indenture to be entered into between such trust and an indenture trustee specified in the applicable indenture, substantially in the form filed as an exhibit to the Registration Statement and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

GLAIC’s funding agreements (each in substantially the form filed as an exhibit to the Registration Statement) to be sold by GLAIC to the trusts in connection with the issuance and sale of the notes.

This opinion letter is delivered to you in connection with the issuance by Genworth Global Funding Trust 2008-48, a common law trust formed under the laws of the State of Illinois (the “Trust”), of $1,242,000.00 aggregate principal amount of the Trust’s 5.00% DirectNotessm due September 15, 2013 (the “Notes”) pursuant to the Registration Statement, the Retail Prospectus and the Pricing Supplement (as defined below).

The Trust was formed on September 8, 2008 (the “Formation Date”) and the Notes are expected to be issued on the date hereof (the “Issuance Date”).

In furnishing this opinion letter, we have reviewed: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement, the Retail Prospectus Supplement and the pricing supplement related to the Notes, dated September 2, 2008 (the “Pricing Supplement”), (ii) the trust agreement, dated as of the Formation Date (the “Trust Agreement”), which adopts and incorporates the standard trust terms, dated December 8, 2005, between U.S. Bank National Association, as successor trustee (the “Trustee”), and GSS Holdings II, Inc., as trust beneficial owner, (iii) the indenture, dated as of the Issuance Date (the “Indenture”), which adopts and incorporates the standard indenture terms, dated December 8, 2005, between The Bank of New York Mellon Trust Company, National Association, as successor indenture trustee, and the Trust, (iv) the Distribution Agreement, dated December 9, 2005, entered into by and among GLAIC and the agents and co-agents named therein, acknowledged and agreed to by the Trust pursuant to the terms agreement, dated as of the Formation Date, executed by the Trust through the execution of the Pricing Instrument (defined below), (v) the pricing instrument, dated as of the Formation Date (the “Pricing Instrument”), that includes the Trust Agreement and Indenture executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi)  the Closing Instrument, dated as of the Issuance Date, related to the Trust, (vii) the Notes and (viii) Funding Agreement No. GS-R6064 executed by GLAIC. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such other agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant or necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, upon the due execution and authentication of the Notes as provided in the Indenture and the delivery of the Notes to the purchasers thereof against payment of the agreed consideration therefor, the Notes will be the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except as enforceability is limited by the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the State of Illinois.  This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof.  We assume no obligation to update or supplement this opinion letter to reflect any circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by GLAIC in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP